Exhibit 21


                         TREDEGAR INDUSTRIES, INC.
                                 Virginia

                                             Jurisdiction
Name of Subsidiary                           of Incorporation

APPX Software, Inc.                          Virginia
The William L. Bonnell Company, Inc.         Georgia
Brudi, Inc.                                  Oregon
Brudi Limited                                United Kingdom
Buck Coal, Inc.                              Virginia
Capitol Products Corporation                 Pennsylvania
The Elk Horn Coal Corporation                West Virginia
Elk Horn Coal Sales Corporation              Virginia
The Elk Horn Corporation                     West Virginia
Fiberlux, Inc.                               Virginia
Idlewood Properties, Inc.                    Virginia
Massie Tool, Mold & Die, Inc.                Florida
Molecumetics Institute, Ltd.                 Virginia
Molecumetics, Ltd.                           Virginia
Polestar Plastics Manufacturing Company      Virginia
Ram Processing, Inc.                         Virginia
Swing-Shift Brudi Pacific Pty Ltd            Queensland Australia
Tredegar Brasil Industria de
   Plasticos Ltda.                           Brazil
Tredegar Development Corporation             Virginia
Tredegar Exploration, Inc.                   Virginia
Tredegar Film Products, B.V.                 Netherlands
Tredegar Foreign Sales Corporation           U.S. Virgin Islands
Tredegar Investments, Inc.                   Virginia
Tredegar Molded Products Company             Virginia
Virginia Techport, Inc.                      Virginia